Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG HOUSTON LONDON FOUNDED 1866	LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

September 20, 2012

Ingredion Incorporated

5 Westbrook Corporate Center

Westchester, Illinois 60154

Re:  $300,000,000 1.800% Notes due 2017

Ladies and Gentlemen:

We have acted as counsel for Ingredion Incorporated, a Delaware corporation (the “Company”), in connection with the issuance and sale of $300,000,000 aggregate principal amount of the Company’s 1.800% Senior Notes due 2017 (the “Notes”) pursuant to the prospectus supplement dated September 17, 2012 (the “Prospectus Supplement”) supplementing the prospectus dated September 17, 2012 (the “Base Prospectus”) that forms a part of the Company’s Registration Statement (the “Registration Statement”) on Form S-3 (File No. 333-169357) filed on September 14, 2010 with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Notes are being issued under an Indenture dated as of August 18, 1999, as supplemented by the Eighth Supplemental Indenture dated September 20, 2012 (as so supplemented, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as Trustee (the “Trustee”).  As used in this opinion letter, the term “Prospectus” means the Prospectus Supplement and the Base Prospectus, including the documents incorporated or deemed incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We are familiar with (i) the Registration Statement, (ii) the Prospectus Supplement and the Base Prospectus, (iii) the executed Notes in global form, (iv) the Indenture, (v) the executed Underwriting Agreement dated September 17, 2012 (the “Underwriting Agreement”), among the Company and J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named in Schedule I to the Underwriting Agreement, relating to the issuance and sale of the Notes, (vi) (a)

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships certain resolutions of the Board of Directors of the Company adopted on September 12, 2010 and September 17, 2012, as certified by the Corporate Secretary of the Company on the date hereof as being in full force and effect, relating to, among other things, the authorization of the Registration Statement, and the execution and delivery of the Underwriting Agreement and the issuance of the Notes, (b) the resolutions of a committee designated by the Board of Directors on September 17, 2012, adopted on September 17, 2012, as certified by the Corporate Secretary of the Company on the date hereof as being in full force and effect, relating to, among other things, the establishment of the terms of and issuance and sale of the Notes, and (c) an Officers’ Certificate of certain officers of the Company, dated September 20, 2012 relating to, among other things, the issuance of the Notes, and (vii) the certificate of incorporation and the by-laws of the Company, in each case, as amended and currently in effect.

We have also examined and relied upon originals, or copies of originals, certified or otherwise identified to our satisfaction, of such records of the Company and other corporate documents, have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary for the opinion set forth herein.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for examination.  We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument, (ii) such Instrument has been duly authorized, executed and delivered by each party thereto and (iii) such Instrument was at all times and is a valid, binding and enforceable agreement or obligation, as the case may be, of each party thereto; except that we make no such assumptions with respect to the Company.

This opinion letter is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based on the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that the Notes constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance and injunctive relief.

We hereby consent to the filing of this opinion letter as an Exhibit to the Company’s Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our firm included in or made a part of the Prospectus.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP